Exhibit 99.1

Agenus Reports Fourth Quarter and Full Year 2018 Financial Results and Provides Corporate Update

- Gilead collaboration results in cash infusion of $150M; first milestone payment of $7.5M triggered

- CTLA-4 & PD-1 trials are accruing for planned BLA filing as early as 2020

- Next-Gen CTLA-4 advancing – expect first patient to be dosed this month

- First year revenues of GSK's SHINGRIX containing QS-21 exceed $1Bn

LEXINGTON, Mass., March 14, 2019 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with a pipeline of immune checkpoint antibodies, cancer vaccines and adoptive cell therapies1, provided a corporate update and reported financial results for the fourth quarter and full year of 2018.

"We are rapidly advancing with the discovery and clinical development of our innovative I-O agents," said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. "In the past year, we entered into an important partnership with Gilead, delivered 6 INDs, and confirmed benefit in the majority of patients treated with our lead CTLA-4 and PD-1 antibodies. Our next steps will target submission and commercial launch readiness for our first two antibodies."

  Achievements
    Strengthened balance sheet with the Gilead collaboration and payments from milestones achieved with Incyte and Merck
      $150M payment from Gilead
      $21.5M additional milestones for advancing LAG-3 (INCAGN02385), TIM-3 (INCAGN02390), ILT4 (MK-4830) and FDA acceptance of the IND for AGEN1423, licensed to Gilead
    Advanced lead programs and reported clinical benefit in majority of patients across multiple solid tumors, including cervical cancer
      Ongoing trials in cervical cancer are designed to support BLA via accelerated pathway
      We plan to expand PD-1 development in additional indications
    Advanced new discoveries, which will enter the clinic this year
      Next-Gen CTLA-4, AGEN1181
      First-in-class bispecific, AGEN1223 (a Gilead option program)
    Revenues of GSK's Shingrix, containing our QS-21 Stimulon®, exceed $1Bn (USD)
      Bill & Melinda Gates Foundation award Agenus ~$1M to develop novel technology for QS-21
  AgenTus Cell Therapy Business:
    2019 INDs are on track
    Partnership and private financing discussions are underway

Fourth Quarter and Full Year 2018 Financial Results

We ended 2018 with a cash balance of $53 million followed by the $150 million received from Gilead in 2019.

For the fourth quarter ended December 31, 2018, we reported a net loss of $49 million or $0.40 per share compared to a net loss for same period in 2017 of $35 million, or $0.35 per share. In the fourth quarter, we recognized revenue of $6.5 million which includes non-cash royalties earned.

For the year ended December 31, 2018, we reported a net loss of $162 million or $1.44 per share compared to a net loss for the year ended 2017 of $121 million or $1.23 per share. The increased net loss reflects reduced revenue during 2018 due to an accelerated milestone received during 2017 from Incyte, the 2018 loss on early extinguishment of debt and increased non-cash interest on our liability related to the sale of future royalties.

Conference Call, Webcast and Prepared Statement Information

Date: Thursday, March 14, 2019

Time: 8:30 a.m. ET

Domestic Dial-in Number: 1-844-492-3727

International Dial-in Number: 1-412-317-5118

Conference ID: Agenus

Live Webcast: accessible from the Company's website at http://investor.agenusbio.com/presentation-webcasts or with this link https://www.webcaster4.com/Webcast/Page/1556/29717

A replay will be available on the Company's website approximately two hours after the call and will remain available for 90 days.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, proprietary cancer vaccine platforms, and adoptive cell therapies (through its AgenTus Therapeutics subsidiary). The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

About AgenTus Therapeutics, Inc.

AgenTus Therapeutics, a subsidiary of Agenus, is a preclinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of breakthrough "living drugs" to advance potential cures for cancer patients. AgenTus employs naturally-derived and engineered receptors, specifically T cell receptors (TCRs) and Chimeric Antigen Receptors (CARs), designed to supercharge human immune effector cells to seek and destroy cancer. AgenTus also aims to advance adoptive cell therapy formats which would enable off-the-shelf living drugs. AgenTus has locations in Lexington, MA and Cambridge, UK. For more information, please visit www.agentustherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus and AgenTus' clinical development and regulatory plans and timelines, the expectation for Agenus to become a commercial company and expanding beyond the initial targeted indication of cervical cancer and partnership and financing plans for AgenTus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as the Risk Factors included in the Private Placement Offering Memorandum for BEST. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:
Agenus Inc.
Jennifer Buell, PhD
781-674-4420
Jennifer.Buell@agenusbio.com

1 Through AgenTus Therapeutics, a subsidiary of Agenus

Select Financial Information
(in thousands, except per share data)
(unaudited)

		December 31, 2018	December 31, 2017

Cash and cash equivalents		$ 53,054 *	$ 60,187
Total assets		$ 136,401 *	138,402

* Excludes $150 million received in 2019 from Gilead

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Revenues, research and development and other	$ 1,090	$ 8,354	$ 19,475	$ 22,877
Revenues, non-cash royalty	5,361	-	17,309	-
Revenues, accelerated milestone	-	-	-	20,000
Research and development expenses	36,031	31,872	124,600	116,125
General and administrative expenses	9,724	9,784	37,340	33,741
Other expenses, net	9,423	5,043	27,456	16,891
Loss on early extinguishment of debt	-	-	10,767	-
Non-cash contingent consideration fair value adjustment	121	(3,310)	(1,335)	(3,188)
Net loss	(48,848)	(35,035)	(162,044)	(120,692)
Net loss per share	$ (0.40)	$ (0.35)	$ (1.44)	$ (1.23)